EXHIBIT 10(j)

            Lease Agreement dated as of March 19, 1992, by and between NET 2, L.P. and Everest & Jennings, Inc.

                                      LEASE

            THIS LEASE, made and entered into this 19th day of March, 1992, by and between NET 2, L.P., a Delaware limited partnership (hereinafter called "Landlord"), and EVEREST & JENNINGS, INC., a California corporation, (hereinafter called "Tenant").

WITNESSETH, THAT:

            Landlord, for and in consideration of the rents, covenants, and agreements hereinafter mentioned and agree to e paid, kept, and performed by Tenant, its successors and assigns, has leased and by these presents does lease to Tenant the property situated in the County of St. Louis, State of Missouri, described in Exhibit A, attached hereto and incorporated herein by reference, together with the buildings and improvements constructed thereon, which property is known and numbered as 3601 Rider Trail South, Earth City, Missouri 63045, and consists of an approximately 147,000 square foot single level industrial building situated on approximately 9.8 acres of lan t e "Demised Premises").

                                        I

                                     PURPOSE

            To HAVE AND TO HOLD the Demised Premises, to be used and occupied for light manufacturing and assembling of a health care product, and other related uses and functions, which uses may involve punching, welding, powder coating, and any and all other lawful uses.

            Tenant will comply in all material respects with all applicable laws, ordinances, governmental regulations and lawful requirements of the local Board of Health, police and fire departments, and governmental authorities pertaining to the manner in which it uses the Demised Premises.

                                       II

                                      TERM

            The term of this Lease shall commence on the forty sixth (46th) day following the Environmental Marking Date (as defined on Article XXIX hereof) and shall end ten (10) years and three (3) months from such date. In the event that the existing tenant does not vacate the Demised Premises prior to April 15, 1992, Tenant shall have the right at any time after such date and prior to the date Tenant has been notified that said tenant actually vacates, to terminate this Lease by delivering written notice of termination to Landlord which notice must be delivered to Landlord after April 15, 1992 and prior to the date on which Tenant has been notified of the vacation of the Demised Premises by the existing tenant, time being of the essence.

                                       III

                                     RENTAL

            Tenant shall pay to Landlord a yearly fixed rental as follows, payable in advance in equal monthly installments, on the first day of each month during said term, said rental to be


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payable at the office of Landlord at 355 Lexington Avenue, New York, New York
10017, or at such other place as Landlord may from time to time, in writing, designate:

            (a) During the first three (3) months of the term, or until such later time as the Landlord shall have fulfilled its obligations to Tenant under Article IV hereof (other than Landlord's obligation to reimburse Tenant for finish work performed and paid for by Tenant), there shall be no rent or other sums payable under this Lease. Notwithstanding the foregoing, however, the date on which rent and other sums first accrue and Tenant is obligated to begin the payment of rent and other sums shall be postponed by that number of days which Landlord has failed to meet the time deadlines for the completion of those items identified as Landlord's responsibilities under Article IV below. Such date is herein referred to as the "Rent Accrual Date."

            (b) During the month in which the Rent Accrual Date occurs and through and including the next sixty (60) months of the term, a yearly fixed rental equal to Two Hundred Seventy-nine Thousand Three Hundred Dollars ($279,300.00) payable, as aforesaid, in equal monthly installments of Twenty-three Thousand Two Hundred Seventy-five Dollars ($23,275.00) each.

            (c) During the sixty-first (61st) month following the Rent Accrual Date and through and including the balance of the initial term of the Lease, a yearly fixed rental equal to Three Hundred Twenty-three Thousand Four Hundred Dollars


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

      ($323,400.00) payable, as aforesaid, in equal monthly installments of Twenty-six Thousand Nine Hundred Fifty Dollars ($26,950.00) each.

            In the event this Lease commences on any date other than the first of the month, rental for the first and last months of the term hereof shall be prorated.

                                      IV

                                 TENANT-FINISH

            During the first three (3) months (or as specified below) of the term of this Lease, Landlord shall, at Landlord's cost and expense, complete the following, free of all liens for labor and materials and in compliance with all governmental and building code requirements:

            (a) Removal of the corrugator and starch system, both inside and outside the improvements.

            (b) Removal of catwalk.

            (c) Remove boiler in boiler room. (The parties to this Lease hereby acknowledge that the boiler is encumbered and/or owned by MDPC Equipment Leasing Corporation and such boiler therefore does not constitute real or personal property under this Lease. In the course of removing the boiler, it will be necessary for Landlord to remove a cinder block wall. Landlord shall coordinate the reconstruction of this cinder block wall in a manner so as to reasonably accommodate the installation of Tenant's equipment within the cinder block structure. Provided that Landlord has removed the boiler, the time necessary for Landlord to


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      coordinate the reconstruction of such structure with Tenant shall not extend the period during which no rent or other sums are payable under the Lease described in Article III(A) hereof if Landlord shall have fulfilled its remaining obligations to Tenant under this Article IV.)

            (d) Installation of lighting (Halogen or Mercury Vapor) in low bay manufacturing area of 100 foot candle with a minimum clearance of sixteen
      (16) feet below each fixture.

            (e) Installation of overhead gas heaters (OHGH) in high bay area and along eastern wall.

            (f) Removal of all existing equipment from the Demised Premises other than the equipment specified in items (a) and (c) above within the first fourteen (14) days of the term of this Lease.

            (g) Repair and leveling of concrete floor where needed within the first fourteen (14) days of the term of this Lease.

            (h) Repair roof in southwest corner of building.

            (i) Repair damaged exterior wall panels.

            (j) Removal of underground storage tanks during the first three (3) months of the term of this Lease, and remediation of the site in accordance with applicable law within a reasonable period of time following the removal of the tanks, provided such remediation is commenced within the first three (3) months of the term of this Lease and proceeds with due diligence.

            (k) Reconstruction and/or repair of those scheduled items identified on a punch list to be prepared and agreed to by Landlord and Tenant during Tenant's inspection of the Demised Premises (such punch list, if any, to be attached to this Lease as Exhibit B.

Landlord shall be responsible to repair and restore any portion of the Demised Premises damaged in performing the finish work described in clauses (a) through
(k) above.

            During the first fifteen (15) months of the term of this Lease, Tenant shall, at Tenant's cost and expense, complete the following, to the extent Tenant deems appropriate, free of all liens for labor and materials and in compliance with all governmental and building code requirements and subject to the provisions of Article VIII hereof:

            (a) Removal of existing plant restroom facilities and reinstallation of restroom facilities to handle a plant personnel capacity of three hundred fifty (350) employees.

            (b) Expansion or restriping of the parking areas to handle plant personnel of three hundred fifty (350) employees.

            (c) Construction of seven thousand to ten thousand square feet of permanent offices with restrooms for plant office personnel.

            (d) Installation of other plant amenities to handle a work force of three hundred fifty (350) employees, i.e., cafeteria, breakroom, vending area, entrances & exits, etc.

            (e) Permanent removal of rail spur and rail spur well from inside of the improvements and reconstruction and leveling of the area.

            Upon completion of the foregoing work by Tenant at Tenant's sole cost and expense, free of all liens for labor and materials and in compliance with all governmental and building code requirements, and upon Landlord being furnished by Tenant with evidence reasonably satisfactory to Landlord of the amount and cost of said work and of payment in full of said costs by Tenant, Landlord shall reimburse Tenant for the amount of said costs not in excess of One Hundred Thousand Dollars ($100,000.00).

                                       V

                           SUBLETTING AND ASSIGNING

            The Tenant may not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, assign this Lease or sublease all or part of the Demised Premises. Upon an assignment of this Lease or subletting to which Landlord shall consent:

            (a) Tenant shall remain primarily liable on this Lease for the term thereof, and shall in no wise be released from the payment of rent or any terms or conditions hereof.

            (b) Tenant shall furnish Landlord with a copy of any sublease or assignment which it may make immediately after the execution of such instrument.

            Anything to the contrary notwithstanding, Tenant shall have the right to assign this Lease to or enter into a sublease with, one or more parent, subsidiary or affiliated corporations or with any other person or entity related to or affiliated with Tenant without any prior approval of Landlord; provided, however, that Tenant shall promptly furnish to Landlord a copy of any such assignment or sublease; and provided further, that no such assignment or sublease shall operate to relieve Tenant of any of its obligations hereunder.

                                      VI

                              ADDITIONAL PAYMENTS

            As additional rent under this Lease, Tenant shall pay for all gas, electricity, water, and heat used in and upon the Demised Premises and all sewer charges made with respect to the Demised Premises.

                                      VII

                          INDEMNIFICATION OF LANDLORD

            Tenant agrees that Tenant will protect, defend, indemnify and save Landlord harmless against or from any penalty, damage, or charge imposed for any violation of any laws or ordinances by Tenant, its agents, employees, or anyone acting at the direction or authorization of Tenant. Tenant further agrees that Tenant will protect, defend, indemnify, and save Landlord harmless from and against any and all loss, damage, claims, suits, demands, and causes of action of any nature whatsoever, (with the exception of (a) those involving conditions or events existing prior to the date of this Lease or (b) those involving the acts or omissions of Landlord, its agents, employees invitees, independent contractors or any other person or entity acting at the direction or authorization of Landlord), judgments and any reasonable out of pocket expense incidental to the defense thereof, including interest costs imposed by the court or statute, attorney fees and actual and punitive damages for personal injury, loss of life, or damage to property sustained or alleged to have been sustained in or on the Demised Premises or upon the immediately adjoining sidewalks, streets, or alleyways arising from acts or actionable omissions of Tenant, its agents, employees, invitees, independent contractors, or any other person or entity acting at the direction or authorization of Tenant.

                                     VIII

                            REPAIRS AND ALTERATIONS

            Landlord shall, at Landlord's cost and expense, maintain the structural components of the building located on the Demised Premises. Structural components shall include, by illustration and not limitation, footings, foundations, columns, beams and bar joists. Landlord shall make sure that the HVAC, electrical and plumbing components are delivered to Tenant in operable condition. Tenant agrees that it will, at its sole cost and expense maintain the improvements (except the structural components of the building), including the parking areas on the Demised Premises and sidewalks located on or abutting the Demised Premises, in the same condition as on the commencement of this Lease, ordinary wear and tear excepted. Tenant shall promptly make or cause to be made all necessary repairs, replacements and alterations, interior and exterior, including those to the roof,

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and all necessary decorating or redecorating, repairing or replacing (as necessary) all plumbing, electrical, heating, ventilating and air conditioning fixtures and equipment and all other fixtures, appliances and equipment of every kind and description when necessary to so maintain the improvements pursuant to the preceding sentence and to take such other action as is necessary in order to comply with applicable laws and ordinances and the requirements of insurance carriers. Tenant shall keep the parking area and all sidewalks located on or immediately abutting the Demised Premises free from ice and snow.

            Anything herein to the contrary notwithstanding, Tenant shall have no responsibility to make Major Modifications (i.e. expenditures during the term of this Lease in excess of Fifty Thousand Dollars ($50,000.00)) to the Demised Premised if such Major Modifications are required by new legislation or governmental regulations becoming effective after the date of this Lease. In the event that any Major Modifications to the Demised Premises are required by new legislation or governmental regulations becoming effective after the date of this Lease, and in the further event that Landlord declines to make such Major Modifications to the Demised Premises at Landlord's sole cost and expense, Tenant may, at Tenant's sole option, terminate this Lease by written notice to Landlord within the thirty (30) day period occurring after Landlord declines to agree to make said Major Modifications at Landlord's sole cost and expense. Such termination shall be effective six (6) months after the delivery of such notice of termination to Landlord. After the expiration


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of such six (6) month period, if Tenant retains possession of the Demised
Premises, Tenant shall become a tenant from month to month at the Holdover Rate, as such term is defined in Article XXX of this Lease unless the parties otherwise agree in writing.

            Tenant may, at any time or times during the term hereof, and at its own cost and expense, make any alterations, replacements, changes and/or additions to improvements upon the Demised Premises provided:

            (a) That the same shall be performed in a first-class workmanlike manner and shall not weaken or impair the structural strength or lessen the value or usefulness of the existing improvements on the Demised Premises.

            (b) That before the commencement of any such work, plans and specifications of the work shall be filed with and approved by Landlord and by all municipal or other governmental departments or authorities having jurisdiction thereof, and all work shall be done subject and in accordance with the requirements of law and local regulations applicable thereto. Copies of such plans and specifications shall be delivered to the Landlord for written approval prior to the commencement of such construction, and if such plans and specifications are materially changed during the course of construction, copies of such changes shall be furnished to the Landlord for written approval so that at the completion of the work the Landlord shall have a full set of the plans and specifications showing such alterations. Landlord's


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

      approval of such plans and specifications shall not be unreasonably withheld or delayed.

            (c) That Tenant shall pay the increased premiums, if any, charged by the insurance companies carrying insurance policies on said improvements to cover the additional risk during the course of such work.

            (d) Any building, addition or improvement that hereafter may be affixed, erected, or installed by Tenant upon the premises, or any part thereof, shall upon expiration hereof become the sole and absolute property of Landlord, except trade and removable fixtures, equipment, and furnishings installed by Tenant or any sublessees or assignees that may be removed so long as any damage to the Demised Premises is repaired upon any such removal. Tenant, however, shall not be required to pay any additional rental for use of any such additions or improvements.

            Tenant shall defend, indemnify and save and hold harmless Landlord from all mechanics' and materialmen's liens arising from any work performed or authorized by Tenant. The foregoing indemnification shall apply to all work in or on the Demised Premises performed or authorized by Tenant, including the tenant finish to be performed by Tenant and described in Article IV hereof, but shall not apply to any work for which Landlord is responsible under the provisions of this Lease. In the event any such mechanics' or materialmen's lien is filed and not released within thirty (30) days from the date of filing, Tenant may contest such lien, but shall, in the event it does contest such


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lien, deposit with the Landlord or the first mortgagee of the Demised Premises, as Escrow Agent, security reasonably satisfactory to Landlord.

                                      IX

                               CARE OF PREMISES

            Tenant shall take good care of the Demised Premises, not commit waste thereon, and shall surrender the Demised Premises at the termination of this Lease, or any extended term hereof, in as good condition as received, ordinary wear and tear and damage by casualty excepted. Tenant shall keep the Demised Premises in good order and repair and free from any nuisance or filth, and shall keep all boxes, paper, trash, and rubbish in sanitary containers at all times, and shall not use or permit the use of the same or any part thereof for any purpose forbidden by law or ordinance now in force or hereafter enacted, in respect to the use and occupancy of the Demised Premises. Landlord, or its legal representatives, may at all reasonable business hours, and upon reasonable advance notice to Tenant, enter upon the.Demised Premises for the purpose of examining the condition thereof and shall notify Tenant if there are repairs which are reasonably necessary for the protection and maintenance of the Demised Premises. If Tenant shall fail to commence any repairs which are reasonably necessary for the protection or maintenance of the Demised Premises within ninety (90) days after becoming aware of the need for such repairs (unless emergency conditions require immediate commencement after notice), Landlord may make such repairs, and any reasonable expenditures for such work shall be considered additional rent and shall be payable by Tenant.

            In the event that Landlord is not otherwise aware of repairs which are reasonably necessary to the maintenance of the structural components of the building, Tenant shall notify Landlord of the structural component in need of repair. If Landlord shall fail to commence such reasonably necessary repairs within ninety (90) days after such notice (unless emergency conditions require immediate commencement after notice), Tenant shall notify any mortgagees of record of the Demised Premises of the structural component in need of repair. If such mortgagee(s) (if any) shall fail to commence such reasonably necessary repairs within thirty (30) days after such notice (unless emergency conditions require immediate commencement after notice), or if there is no such mortgagee, Tenant may make such repairs, in compliance with all governmental and building code requirements, and any reasonable expenditures for such work may be applied by Tenant as an offset against rents or other sums owed by Tenant to Landlord.

                                       X

                          DESTRUCTION OF IMPROVEMENTS

            Should the Demised Premises be destroyed by fire, the elements, or otherwise in whole or in part, Tenant shall repair and restore said damage with all reasonable speed and promptness, and insurance proceeds shall be applied toward said repair and restoration. The Tenant's obligation to repair and restore said damage shall not exceed the aggregate amount of insurance proceeds distributed to Tenant and resulting from said damage. Tenant shall have the right to cancel this Lease in the event that proceeds of insurance actually distributed to Tenant for rebuilding are insufficient to restore the Demised Premises to a condition which is substantially the same as that prior to the casualty, unless said insufficiency is the result of Tenant's failure to maintain insurance required hereunder or the failure of Tenant to comply with the terms of said insurance. In the event that the repairs or restoration cannot be completed within one year or delay is caused in such repair or restoration because of fire, flood, strikes, unavailability of equipment, or other acts beyond the control of Tenant or its contractors or subcontractors, then the time to make such repairs or restorations shall be extended, provided, however, that with such extension the total time for such repairs or restorations shall not exceed two years. Rental payments hereunder shall not abate during the period when the Demised Premises are untenantable, except to the extent Landlord shall receive payments under the rent insurance provided for herein.

                                      XI

                              DEFAULTS BY TENANT

            In the event of the failure on the part of the Tenant to pay any installments of rent as above set out, or to pay real estate taxes as herein requested, as and when same become due and payable, or to provide liability insurance or fire and extended coverage insurance, as herein required, or failure of Tenant promptly, faithfully and materially to keep and perform each and every covenant, agreement, and stipulation herein contained on the part of the Tenant to be kept and performed, this Lease or Tenant's right to possession, shall be terminated, at the option of the Landlord.

            Any termination of Tenant's right to possession as herein provided, shall not relieve Tenant from its obligations to make the monthly payments of rent.herein reserved, at the times and in the manner provided. In such event, Landlord may relet the Demised Premises, as agent for and in the name of Tenant, at any rental and any term or terms readily obtainable, applying the proceeds thereof, first, to the payment of such reasonable expenses as Landlord may incur in reletting, including alterations, commissions and fees payable to third parties, additions, etc., second, to the payment of said rent as the same may from time to time become due, and third, towards the fulfillment of the other covenants and agreements of the Tenant herein contained, and the remainder, if any, shall be held by Landlord and applied to the payment of future rent or future sums payable under the Lease as the same may become due and payable hereunder. Should Landlord recover or take possession of the Demised Premises and be unable to relet the same so as to realize a sum equal to the rent hereby reserved, Tenant shall pay to Landlord any and all loss or differences for the residue of the term, the same to be calculated and paid monthly as such sum shall become due and payable under the Lease. Or in the event of any termination of this Lease, Landlord shall be entitled to recover the then present value of the difference between the rental agreed to be paid herein and the then fair rental value of the premises, together with other damages provided for by law, said present value to be determined by reference to the rate of interest publicly announced by The Boatmen's National Bank of St. Louis from time to time as its Corporate Base Rate. Landlord is hereby given the right to show the Demised Premises to persons who may wish to lease or buy during the last six months of the term or extended term hereof unless a renewal option has been duly exercised by Tenant. Nothing mentioned in this paragraph shall be construed to waive Landlord's right to cancel this Lease in the event of any breach on the part of Tenant, all of which rights of cancellation are herein specifically reserved by Landlord.

            The parties to this Lease agree that the Landlord shall have an affirmative duty to mitigate any damages claimed.pursuant to the provisions of this Lease, which duty shall be fulfilled in the manner provided by the laws of the State of Missouri.

            Prior to the termination, Landlord shall give to Tenant a notice in writing thirty (30) days, or such longer period as provided in this Lease, prior thereto in the manner provided by Article XIII hereof, during which time Tenant may cure such default by satisfying the stated grounds of termination. In the event, however, that the notice given by the Landlord is because of a failure of Tenant to pay rent, real estate taxes, insurance premiums, or other additional rent under this Lease, then in such event the notice in writing to be given to Tenant by Landlord shall be ten (10) days instead of thirty (30) days.


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

            In the event said default or defaults (except for defaults which can be cured by the payment of money or except for bankruptcy or insolvency of Tenant) are of such a nature that said default or defaults cannot be cured within thirty (30) days, Tenant shall have a reasonable time to cure such default or defaults, provided that Tenant commences within thirty (30) days to cure said default or defaults and continues with due and reasonable diligence to completion whatever may be necessary to cure said default or defaults.

                                      XII

                                    WAIVER

            No waiver of any breach, by acceptance of rent or otherwise, shall waive any subsequent cause of breach or breach of any condition of this Lease, nor shall any consent by Landlord to any assignment or subletting of the Demised Premises, or any part thereof, be held to waive or release any assignee or sublessee from any of the conditions or covenants herein contained, but every such assignee and sublessee shall be expressly subject thereto.

                                     XIII

                                    NOTICE

            Any notice required to be given by Landlord to Tenant for any breach of covenant of this Lease, or otherwise, shall be served upon Tenant, by United States certified or registered mail postage prepaid or by Federal Express or similar messenger service addressed to Tenant at 1100 Corporate Square Drive, St.

Louis, Missouri 63132, or at such other address as Tenant may furnish to Landlord in writing from time to time. All notices required to be given by Tenant to Landlord shall be mailed by United States registered or certified mail postage prepaid or by Federal Express or similar messenger service addressed to Landlord at 355 Lexington Avenue, New York, New York 10017, or at such other address as Landlord may furnish to Tenant in writing from time to time.

                                      XIV

                                  DEFINITIONS

            Whenever the words "Landlord" and "Tenant" are used herein, they shall be construed to include their successors, assigns, or legal representatives; the words "Landlord" -and "Tenant" shall include singular and plural, individual or corporation, subject always to the restrictions herein contained as to subletting or assignment of this Lease.

                                      XV

                                 CONDEMNATION

            (a) In the event the whole of the Demised Premises shall be condemned for public use, this Lease shall terminate on the date title vests in the condemnor.

            (b) In the event that a portion of the Demised Premises shall be condemned for public use, and (i) no part of the buildings on the Demised Premises shall be included in the portion condemned, and (ii) an amount less than or equal to 5% of the parking areas on the Demised Premises shall be included in


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

the portion condemned, then in such case this Lease shall remain in full force and effect.

            (c) In the event that a portion of the Demised Premises shall be condemned for public use, and (i) any part of the buildings on the Demised Premises shall be included in the portion condemned, or (ii) more than 5% of the parking area on the Demised Premises shall be included in the portion condemned; then in any such event the Tenant shall have the option of either terminating this Lease by giving the Landlord thirty (30) days written notice of such termination within fifteen (15) days after title to the part of the Demised Premises condemned vests in the condemnor, or (ii) exercising an option to purchase the Demised Premises by giving Landlord thirty (30) days written notice of such election within (15) days after title to the part of the Demised Premises condemned vests in the condemnor. Tenant's option to purchase the Demised Premises in the event that a portion of the Demised Premises shall be condemned for public use shall be exercisable for a cash purchase price of: (i) during the first three years of the term of the Lease, Three Million Seven Hundred Thousand Dollars ($3,700,000.00) less (u) any claims Tenant has against Landlord pursuant to the terms of this Lease and (v) amounts awarded pursuant to the condemnation of the Demised Premises or portion thereof; or (ii) during the remaining term or extended term of the Lease, the sum of (w) Three Million Seven Hundred Thousand Dollars plus (x) Three Million Seven Hundred Thousand Dollars ($3,700,000.00) multiplied by 90% of the percentage increase, if any, in the Cost of Living in the United


                                      -20-
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States as reflected in the Consumer Price Index occurring after the third anniversary of the commencement of the term of this Lease and prior to the date of the taking minus (y) any claims Tenant has against Landlord pursuant to the terms of this Lease and (z) amounts awarded to Landlord pursuant to the condemnation of the Demised Premises or portion thereof. The Consumer Price Index shall be measured as described in Article XVIII(B) hereof. The notice delivered to Landlord by Tenant with regard to the exercise of such option must contain a stipulated closing date no earlier than thirty (30 days from said notice nor later than ninety (90) days from said notice, time being of the essence. other than as expressly modified in this Article XV, the terms and conditions of the exercise of such option to purchase shall be in accordance with the provisions of Article XXI hereof.

            (d) If a portion of the Demised Premises shall be condemned for public use, and this Lease shall not terminate, the Landlord shall, at Landlord's cost and expense, restore the remaining portion of the parking lot and building as nearly as possible to the condition in which the parking lot and building were prior to such condemnation.

            (e) In the event all or part of the Demised Premises shall be condemned for public use, Tenant shall first be entitled to receive the unamortized portion of its leasehold improvements, which leasehold improvements shall be amortized on a straight line basis over twenty (20) years, and Landlord shall next be entitled to receive the sum of (a) Three Million Seven Hundred Thousand Dollars plus (b) Three Million Seven Hundred Thousand


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

Dollars ($3,700,000.00) multiplied by 90% of the percentage of increase, if any, in the Cost of Living in the United States as reflected in the Consumer Price Index occurring after the third anniversary of the commencement of the term of this Lease and the date of the taking. The Consumer Price Index shall be measured as described in Article XVIII(B) hereof. After Tenant has received the unamortized value of its leasehold improvements and Landlord has received in full its aforesaid sums, Tenant shall receive the value, if any, of its leasehold estate. If a portion of the Demised Premises shall be so taken and Tenant shall not exercise its option to terminate this Lease or if such taking shall not give rise to such an option to terminate, as aforesaid, then this Lease shall terminate on the taking date only as to that portion of the Demised Premises so taken, and shall remain in force and effect with respect to that portion of the Demised Premises not so taken and the rent and other charges payable by Tenant to Landlord hereunder shall be abated and reduced in proportion to the value of the Demised Premises before and after the condemnation. Tenant shall also be permitted to make a separate claim for its trade fixtures, inventory, moving expenses, and business interruption, if such a claim is permitted by law.

                                      XVI

                                   INSURANCE

            Tenant at its cost during the term hereof shall keep the aforesaid building insured against loss by fire and all standard extended coverage, including, without limitation, earthquake in companies reasonably acceptable to Landlord in an amount reasonably acceptable to the parties hereto, but in no event less than the purchase price under the Tenant's option to purchase the Demised Premises described in Article XV hereof, with rent loss insurance coverage for one year's fixed rental and additional rental, said policies to be in the name of Landlord and with a loss payable clause in favor of any first fee mortgagee, with loss thereunder payable to Landlord, Tenant and the first fee mortgagee as their respective interests may appear. The original policy of insurance shall be delivered to Landlord or the first fee mortgagee.

            Tenant shall provide liability insurance coverage protection with Landlord and Tenant named therein as insured parties with limits of at least $2,000,000.00 combined single limit for bodily injury and property damage and $5,000,000.00 per occurrence for personal injury.

            All of the insurance to be furnished and provided in this paragraph shall contain riders or endorsements if available providing that such policies may not be canceled or terminated without first giving thirty (30) days notice to Landlord and its first mortgagee if the first mortgagee is covered by such insurance.

                                      XVII

                                      TAXES

            After the Rental Accrual Date, Tenant shall pay all real property taxes and assessments (general and special), and subdivision trustee fees levied during the term hereof by the state, county, and municipality upon the leased land, building, and other improvements constituting the Demised Premises, and Tenant shall pay all such taxes, assessments and subdivision trustee fees before same become delinquent and to the proper authorities. Tenant shall have the right to contest the amount of any such taxes, assessments or subdivision trustee fees (and Landlord shall use all reasonable efforts to cooperate with Tenant in such contest, provided, however, that such cooperation will be at no cost to Landlord) upon (i) Tenant's deposit of such amounts in an escrow account for the benefit of the Landlord,
(ii) Tenant's payment of such amounts to the proper authorities under protest, or (iii) furnishing a bank letter of credit or other form of security reasonably satisfactory to Landlord.

            If this Lease shall begin on a date other than January 1 or terminate on a day other than the last day of a calendar year, the amount of real property taxes, assessments and subdivision trustee fees to be paid by and Tenant and applicable to the calendar year in which such commencement or termination shall occur shall be prorated on the basis which the number of days from the commencement of such calendar year to and including such termination date bears to three hundred sixty five (365).

                                     XVIII

                       OPTIONS OF TENANT TO RENEW LEASE

            Provided that this Lease is in full force and effect and the Tenant is not in default under this Lease, the Tenant shall have four (4) successive options to extend this Lease. Each such renewal option shall be for a renewal term of five (5) years, and shall be subject to all terms and conditions of this Lease and at the rental as hereinafter specified. In order to exercise each such renewal option, the Tenant must give the Landlord written notice of the Tenant's election to extend the term of this Lease, said notice to be given at least six (6) months prior to the expiration of the existing term or existing renewal term, as the case may be. In the event that for any reason this Lease is terminated during the original term or any renewal term, all remaining renewal options shall thereby lapse. The annual yearly rental (i.e., all rental payable hereunder other than additional rental payable pursuant to the provisions of this Lease) for the renewal periods shall be the sum of (a) and (b) below:

            (a) The annual yearly rental then payable hereunder for the existing term or existing renewal term, as the case may be, and

            (b) The amount determined in (a) above multiplied by ninety percent (90%) of the percentage of increase, if any, in the Cost of Living in the United States as reflected in the Consumer Price Index of the United States Department of Labor's Bureau of Labor Statistics for Urban Consumers (U.S. City Average Base 1982-1984 = 100) (i) in the case of the first renewal option, from the first month of the sixth year of the Lease to the last month of the tenth year of the Lease, and (ii) in the case of the second, third and fourth renewal options, from the first month of the renewal term then expiring to the last month of the term then expiring.

      If said Consumer Price Index shall no longer be published, then another index generally recognized as authoritative shall be substituted by agreement, and if the parties shall not agree, such substituted index shall be selected by the Chief Judge of the United States District Court for the Eastern District of Missouri upon,application of either party. In any event, the base used by any new index or any new base year employed in the Consumer Price Index shall be reconciled to the base year employed in the Consumer Price Index (1982-1984).

            In no event shall the annual yearly rental for any renewal period be less than the annual yearly rental payable under this Lease for the last year of the initial term of this Lease, nor, for the purposes of the calculation described in (b) above, shall such increase, if any, in said Consumer Price Index be more than twenty percent (20%). Also, there shall be additional rent payable by reason of the provisions of this Lease.

                                      XIX

                           ENVIRONMENTAL PROVISIONS

            Compliance with Laws. Subject to the provisions of Article VIII hereof, Tenant represents and warrants that during the term of this Lease, it will comply with all federal, state, and local environmental, safety and health laws, statutes, ordinances, regulations, rules, guidances, and orders (the "Environmental Laws") and will maintain all necessary permits, approvals, and licenses and has made all necessary registrations and notifications in connection with the operation of the leased property. Notwithstanding anything to the contrary herein, Tenant shall have no obligation to correct, or to insure the compliance with said Environmental Laws of, conditions existing on the Demised Premises as of the date of this Lease which have become violations of said Environmental Laws during the term of this Lease without any action or culpable omission by Tenant, its agents, employees, contractors, invitees or any other person or entity acting at the direction or authorization of Tenant.

            Restriction on Certain Uses. Tenant shall not cause or permit the Demised Premises to be used for any business or activity involving the generation, storage, use, treatment, transportation, disposal or distribution of any pollutant, contaminant, hazardous substance or material, hazardous chemical, toxic substance, hazardous waste, infectious or medical waste (including but not limited to those types of medical wastes identified in 42 U.S.C. 6992a(a)(1) through (11)), solid waste, radioactive material, hazardous chemical, toxic chemical, extremely hazardous substance, petroleum, including crude oil or any fraction thereof, or asbestos-containing material (the "Hazardous Materials") without the prior written consent of the Landlord. Landlord hereby consents to Tenant's use of the Demised Premises for the purposes and processes currently conducted by Tenant in accordance with applicable Environmental Law at Tenant's facility presently located in Camarillo, California, which purposes and processes are more fully set forth on Exhibit C to this Lease.

            Notification. Tenant shall give Landlord immediate notice of any release of Hazardous Materials on, under or from the Demised Premises which is in violation of, or is required to be reported under any Environmental Law, and shall give Landlord written notice within a reasonable time, but no later than ten (10) days after Tenant learns or first has reason to believe that any report, notice, action, claim, or complaint has been made or threatened by any person, entity, or agency concerning the presence, use, release, or disposal of any Hazardous Materials on, under or from the Demised Premises.

            Inspection of Demised Premises. Landlord may from time to time, upon reasonable prior notice to Tenant, conduct or engage an independent contractor to conduct an "Environmental Audit" of the Demised Premises. The Environmental Audit may include: (a) a physical inspection of the Demised Premises; (b) sampling and analysis of soil, groundwater, surface waters, or any Hazardous Materials; and (c) a review of Tenant's compliance with all Environmental Laws including all documents related thereto. All costs and expenses incurred by Landlord in connection with the Environmental Audit shall be paid by Landlord, except where such Environmental Audit reveals that the Demised Premises or any surrounding property has become contaminated due to operations or activities attributable to Tenant, then all of the costs and expense of such audit shall be paid by Tenant. Landlord shall provide Tenant with the opportunity to verify the presence of any contamination discovered by Landlord's Environmental Audit prior to the time

(i) Tenant is required to reimburse Landlord as provided above and (ii) that any disclosure of such contamination is made to third parties (other than such disclosures as may be required by law).

            Remediation. Upon identification of environmental contamination or the unpermitted release of Hazardous Materials on, under or from the Demised Premises which was caused by the Tenant, its agents, employees, contractors, subcontractors, or invitees, and not attributable to an event or condition existing prior to the commencement of this Lease, Tenant will undertake, at its own expense, any and all repair or remediation necessary to comply with all Environmental Laws and to satisfy all appropriate governmental agencies. Should Tenant fail to implement such repair or remediation, then Landlord shall have the right, but not the obligation, to undertake such repair or remediation, and to recover all associated costs and expenses properly attributable to Tenant, and not to other potentially responsible parties, from Tenant.

            Return of Property in uncontaminated State. Upon the expiration or earlier termination of the Lease, Tenant shall (with respect to matters (i) which are attributable to acts or omissions of Tenant, its agents, employees, invitees, independent contractors, or any other person or entity acting at the direction or authorization of Tenant, and (ii) which occurred after the commencement of the term of this Lease, and (iii) which are not attributable to events or conditions existing or occurring prior to the execution of this Lease): (a) cause all

Hazardous Materials owned, stored, or existing on the Demised Premises to be removed and disposed of in accordance with all applicable Environmental Laws; and b) remove any underground storage tanks or other containers installed or used by Tenant to store any Hazardous Materials on the Demised Premises, and repair any damage to the Demised Premises caused by such a removal.

            Indemnification. Tenant agrees to indemnify, defend, and hold harmless Landlord and its agents, from and against any claims, demands, penalties, fines, liabilities, settlements, losses, damages, interest, penalties, costs, response costs or expenses (including, but not limited to, fees for attorneys, consultants, and other experts) of whatever kind or nature (the "Losses"), arising out of or in any way related to a breach of any or all of the foregoing covenants. This indemnification shall not apply where the Losses are caused by the negligence or acts or omissions of Landlord, its agents, employees, contractors, or invitees or where the Losses are attributable to events or conditions existing prior to the commencement of the term of this Lease. This provision shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or equity and shall survive the termination of this Lease. The foregoing indemnification shall apply regardless of the basis of liability or legal principle involved including, but not limited to claims based upon strict liability. Anything to the contrary herein notwithstanding, Tenant shall have no liability under this Lease for Losses arising from the condition of the

Demised Premises as of or prior to the date of the commencement of the Lease.

            Preexisting Conditions. To the best knowledge and belief of Landlord and in reliance on a Phase I environmental assessment of the Demised Premises as presently being updated, a copy of which will be provided to Tenant promptly upon receipt, Landlord is not and has not ever been in violation of any Environmental Laws affecting the Demised Premises. Landlord agrees to indemnify, defend and hold harmless Tenant and its agents, employees, invitees, and independent contractors from and against any Losses incurred by Tenant relative to the condition of the Demised Premises which are caused by events or conditions existing prior to the date of this Lease. This provision shall be in addition to any other obligations and liabilities Landlord may have to Tenant at law or equity and shall survive the termination of this Lease. The foregoing indemnification shall apply regardless of the basis of liability or legal principle involved including, but not limited to claims based upon strict liability.

                                      XX

                                  INSOLVENCY

            Tenant agrees that if at any time a petition under the federal Bankruptcy Code, as may be amended from time to time (hereinafter referred to as the "Bankruptcy Code"), or any state bankruptcy or insolvency laws, be filed by or on behalf of Tenant or against Tenant and remain undismissed for a period of sixty (60) days after service thereof, such event shall constitute a default under this Lease and Landlord shall be entitled to immediately exercise such rights and remedies it may elect under this Lease (without regard to the cure periods provided thereunder) or applicable law. Tenant further agrees, that in the event Tenant's trustee or Tenant, as debtor-in-possession, rejects or otherwise terminates this Lease pursuant to the Bankruptcy Code, Landlord shall be entitled to possession of the Demised Premises immediately without further obligation to Tenant or Tenant's trustee, and this Lease shall terminate, but Landlord's right to be compensated for damages (including, without limitation, liquidated damages pursuant to the terms of this Lease) in any such proceeding shall survive.

            In addition to the occurrence of the filing of a petition under the Bankruptcy Code or state bankruptcy or insolvency laws by or on behalf of Tenant or against Tenant, the occurrence of any of the following shall constitute a default under this Lease and Landlord shall be entitled to exercise such rights and remedies it may elect under this Lease (after expiration of applicable cure periods, if any, provided thereunder) or other applicable law: (a) a general assignment for the benefit of creditors; (b) the appointment under applicable state law of a trustee or receiver to take possession of substantially all of Tenant's assets or of Tenant's interest in this Lease; (c) the attachment, or other judicial seizure of substantially all of Tenant's assets or of Tenant's interest in this Lease; or (d) insolvency of the Tenant. Anything to the contrary herein notwithstanding, Tenant shall not be deemed to be in default under the foregoing provision with respect to any actions against or involving Tenant of an involuntary nature until the expiration of sixty (60) days after the commencement of such action and Tenant's failure to cause the same to be dismissed within such period.

            As used in this Article IX, the term "Tenant" shall include the Tenant named herein, as well as any assignee or subtenant, and any surety or other guarantor of this Lease.

            Tenant hereby acknowledges and agrees that if Tenant obtains an order from a Court authorizing the assumption of this Lease pursuant to Section 365 of the Bankruptcy Code, such assumption shall be of the Lease in its entirety and Tenant's rights to assign the Lease shall be governed solely by this Lease. Accordingly, Tenant hereby irrevocably waives any right to assign the Lease, subsequent to assumption of the Lease, pursuant to Section 365(f) of the Bankruptcy Code as it presently exists (as may be amended from time to time) or any similar provision under federal or state law.

                                      XXI

                          TENANT'S OPTION TO PURCHASE

            Tenant shall have the right, at Tenant's option, to elect to purchase the Demised Premises, during the thirty (30) day period following the third anniversary date of this Lease, for a cash purchase price of Three Million Seven Hundred Thousand Dollars ($3,700,000.00) less (i) any claims Tenant has against Landlord pursuant to the terms of this Lease and (ii) any awards received by Landlord resulting from the condemnation of part of the Demised Premises. In order to exercise said option, Tenant must give to Landlord written notice of said exercise within said thirty (30) day period and said notice must contain a stipulated closing date no earlier than thirty (30) days from said notice nor later than ninety (90) days from said notice, time being of the essence. Payment of the purchase price shall be by Bank Cashier's Check drawn on a St. Louis, Missouri area bank or by Federal Reserve wire transfer. Adjustments for rent, additional rent, and taxes shall be made in accordance with closing practices of the Real Estate Board of Metropolitan St. Louis. Title shall be conveyed by Special Warranty Deed free and clear of all mortgage encumbrances, and subject only to (i) the exceptions listed on Exhibit D hereto, (ii) normal utility easements not interfering with the reasonable use or value of the Demised Premises, and (iii) other exceptions to which Tenant contributed or consented affecting the title to the Demised Premises. This Lease shall be automatically terminated upon closing of said sale. In the event Tenant fails to exercise said option, said option shall lapse and terminate and be of no further force and effect. In the event that Tenant exercises said option and fails to close, this Lease shall remain in full force and effect, and Tenant shall be liable for specific performance and damages for breach of its obligation to purchase.

                                     XXII

                        TENANT'S RIGHT OF FIRST REFUSAL

            During the term of this Lease, in the event that Landlord should from time to time receive any bona fide offer to purchase the Demised Premises which Landlord desires to accept, Landlord shall advise Tenant in writing (within ten (10) days of Landlord's intent to accept such offer) of the price, terms and conditions embodied in said offer. Within thirty (30) days from date of said notice, Tenant shall have the right to elect to purchase the Demised Premises at the same price and upon the same terms and conditions as those embodied in said offer, and Tenant may exercise said right by giving to Landlord a written notice of exercise within said thirty (30) day period. Said acceptance must be accompanied by a Bank Cashier's Check drawn on a St. Louis, Missouri area bank for any earnest money deposit applicable to said offer. Upon any such acceptance, Tenant shall be bound to complete said purchase upon the terms and conditions of said offer except those specifically applicable only to the identity of the original offeror.

            In the event Tenant does not exercise Tenant's aforesaid right of first refusal, Landlord shall be free to accept the offer and complete the sale at the price and upon the terms and conditions set forth in Landlord's aforesaid notice to Tenant, and Tenant's right of first refusal shall be terminated and extinguished, and shall not apply to any subsequent sales of the Demised Premises. In the event that Tenant does not exercise Tenant's right of first refusal with respect to any offer, and, for any reason, the sale at the same price and on the same terms and conditions is not consummated, Tenant shall have the same right of first refusal with respect to subsequent offers to Landlord.

            This right of first refusal shall not prohibit any financing secured by mortgage or deed of trust nor shall it apply to any judicial or nonjudicial sale conducted under any mortgages or deeds of trust, but said right of first refusal shall survive any judicial or nonjudicial sale conducted under any mortgages or deeds of trust to which this Lease is prior and therefore said right of first refusal shall be applicable to transactions following such judicial or nonjudicial foreclosure of any such mortgage or deed of trust to which this Lease is prior.

            Conveyance upon exercise of said right of first refusal shall be by Special Warranty Deed, subject only to items of record to which a deed would be subject pursuant to the terms of Article XXI of this Lease. This Lease shall terminate upon closing of any sale to Tenant pursuant to said first right of refusal. In the event Tenant exercises said right of first refusal and Tenant fails to close, Tenant shall be subject to specific performance and damages for breach of its purchase obligation, and this Lease shall remain in full force and effect. In the event Tenant exercises said right of first refusal and Landlord fails to close, Landlord shall be subject to specific performance and damages for breach of its sale obligation.

                                     XXIII

                                   NET LEASE

            Except for Landlord's obligations to maintain the structural components of the building on the Demised Premises and to make sure that the HVAC, electrical and plumbing components are delivered to Tenant in operable condition, all as provided in Article VIII hereof and except for the initial work to be done by Landlord pursuant to Article IV hereof, this is a net Lease and except as set forth in this Lease, Tenant, during the term of this Lease, is to do all things and make all payments connected with or arising out of any occupation of the Demised Premises and its appurtenances, and, except as herein stated, under no condition is Landlord to be required to do or perform any act or acts or be subject to any liabilities with respect to the Demised Premises or any part thereof or its appurtenances. Landlord shall have the right to (but shall not be obligated to) pay any taxes on the Demised Premises or any utility or other charges against the Demised Premises and any other debts incurred by Tenant with respect to the Demised Premises or the use or occupation of the Demised Premises which Tenant shall fail to pay when due, and to obtain appropriate insurance coverage if Tenant shall fail to provide Landlord with evidence that such insurance is in effect as required by this lease, and to make repairs, if Tenant shall fail to do so as required by this Lease, and the amount of any payment by Landlord with respect to items which are the responsibility of Tenant under this Lease shall be due immediately by Tenant to Landlord as additional rental payments under this Lease.

                                      XXIV

                              NOTICES TO MORTGAGEES

            Tenant agrees to give any Mortgagees and/or Deed of Trust Holders, by United States Registered Mail postage prepaid, a copy of any notice of default served upon the Landlord, provided that prior to such notice Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the address of such Mortgagees and/or Deed of Trust Holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, or if no such period is provided, then within thirty (30) days, then the Mortgagees and/or Deed of Trust Holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any Mortgagee and/or Deed of Trust Holder has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued. In no event shall more than sixty (60) days be permitted for said cure.

                                      XXV

                                   BROKERAGE

            The parties acknowledge and represent and warrant to each other that the only brokers involved in this transaction are Nooney Krombach acting on behalf of the Landlord and Midland Group acting on behalf of Tenant. Landlord hereby agrees to pay the leasing commission of Nooney Krombach (and the sales commission, if the Demised Premises are sold to Tenant pursuant to the options to purchase or right of first refusal contained herein) in accordance with the Listing Contract dated January 13, 1992, and Nooney Krombach shall share said commissions) with Midland Group in accordance with the practices of the Real Estate Board of Metropolitan St. Louis. Each party hereto hereby agrees to indemnify and hold harmless the other for all claims for real estate commissions and finders' fees (other than those of Nooney Krombach and Midland Group) arising from this transaction and the conduct of the indemnifying party.

                                     XXVI

                           INDEMNIFICATION OF TENANT

            Landlord agrees that Landlord will protect, defend, indemnify and save Tenant harmless against any and all loss or damage of any nature whatsoever, including attorneys fees, arising in connection with the financing statements or mechanics liens listed on Exhibit E to this Lease. In the event that Tenant shall be subject to any loss or damage of any nature whatsoever, including attorneys fees, arising in connection with such financing statements or mechanics liens, Tenant shall notify

Landlord of the amount of such loss or damage, including attorneys fees. If Landlord shall fail to pay such amounts to Tenant within ninety (90) days after such notice, Tenant shall notify any mortgagees of record of the Demised Premises of the amount of such loss or damage, including attorneys fees. If such mortgagee(s), if any, shall fail to pay such amounts to Tenant within thirty
(30) days after such notice, Tenant may apply such amounts as an offset against rents or other sums owed by Tenant to Landlord under this Lease.

            Landlord agrees that Landlord will protect, defend, indemnify and save Tenant, its agents, employees, invitees and independent contractors harmless against any and all loss, damage, claims, suits, demands, and causes of action of any nature whatsoever, judgments and any expense incidental to the defense thereof, including attorney fees, arising in connection with the action or suit of Landlord's partners or any other person or entity and relative to the actions or omissions of Landlord or involving Landlord, other than litigation by Landlord or to which Landlord is a party relating to a breach or breaches of any provisions of this Lease by Tenant and other than claims for personal injury or property damage by third parties occurring in or about the Demised Premises after the date hereof.

                                     XXVII

                                QUIET ENJOYMENT

            Provided that and for so long as Tenant pays all rent and additional payments as and when due hereunder, materially complies with and observes all of the terms, conditions and provisions of this Lease, and fulfills all of Tenant's obligations of performance hereunder, Landlord covenants that Tenant shall have peaceable and quiet enjoyment of the Demised Premised during the term of this Lease. Landlord agrees to notify Tenant within thirty (30) days of assignment if Landlord assigns its interest under this Lease.

                                    XXVIII

                      RECORDATION OF MEMORANDUM OF LEASE

            Tenant shall have the right to record in the real property records of St. Louis County, Missouri, a memorandum of lease regarding this Lease and the related options to purchase, which memorandum shall be prepared by Tenant at Tenant's sole cost and expense and shall be in form and substance reasonably satisfactory to Landlord.

                                     XXIX

               INSPECTION OF PROPERTY AND FINANCIAL INFORMATION

            The effectiveness of this Lease is expressly conditioned upon the following, time being of the essence with respect to the performance and/or satisfaction of such conditions:

            (a) Within fifteen (15) days of the last to occur of (i) the delivery of the updated Phase I environmental assessment regarding the Demised Premises described in Article XIX hereof and (ii) the delivery to Tenant of possession of the Demised Premises, (which date is referred to herein as the "Environmental Marking Date"), Tenant or

      Tenant's agent shall perform a physical inspection of the Demised Premises, including a review of a Phase I environmental assessment provided to Tenant by Landlord, the results of which shall be reasonably satisfactory to the Tenant.

            (b) Within forty five (45) days of the Environmental Marking Date, Tenant or Tenant's agent shall complete a Phase II environmental assessment of the Demised Premises, the results of which shall be reasonably satisfactory to Tenant. The costs of such Phase II environmental assessment shall be the sole responsibility of Tenant unless the results of such Phase II environmental assessment cause Tenant to terminate the transactions contemplated in this Lease, in which case the reasonable costs of such Phase II environmental assessment, which costs shall not exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate, shall be paid by Landlord.

            (c) Within fifteen (15) days of the date of this Lease, review by the Landlord of the Tenant's balance sheet and income statement for the most recent two (2) fiscal years, prepared in accordance with generally accepted accounting principles, and such other financial information as Landlord shall reasonably request in writing, the results of which review shall be reasonably satisfactory to Landlord.

            (d) Within fifteen (15) days of the date of this Lease, review by the Tenant of the Landlord's balance sheet and income statement for the Landlord's most recent two (2) fiscal years,, prepared in accordance with generally accepted accounting principles, and such other financial information as Tenant shall reasonably request in writing, the results of which review shall be reasonably satisfactory to Tenant.

            Failure by either party hereto to satisfy any or all of the conditions described above within the time allocated by the terms of this Lease shall be deemed a waiver of such conditions.

                                      XXX

                                 HOLDING OVER

            If, without objection by Landlord, and absent contrary agreement between the parties, Tenant holds possession of the Demised Premises after expiration of the term of this Lease, Tenant shall become a tenant from month to month upon the terms specified herein but at a monthly rental equivalent to one hundred fifty percent (150%) of the then prevailing monthly rental paid by Tenant at the expiration of the term of this Lease,, payable in advance on or before the first day of each month. Each party shall give the other notice at least one month prior to the date of termination of such monthly tenancy of its intention to terminate such tenancy.

            IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered to each other this Lease as of the day and year first above written.

                                        NET 2 L.P.
                                        (a Delaware Limited Partnership)

                                        By: LEPERCQ NET 2 L.P.
                                            (a Delaware Limited
                                            Partnership)
                                            general partner

                                            By: LEPERCQ NET 2, Inc.
                                                (a Delaware corporation)
                                                general partner

                                            By:  _________________________
                                                 Title:
                                                                  Landlord

                                        EVEREST & JENNINGS, INC., a
                                        California
                                           corporation

                                        By: _____________________________
                                            Title
                                                                   Tenant

                                    EXHIBIT A

Lot 2450 of Earth City Plat 21, a Subdivision in St. Louis County, Missouri, according to the plat thereof recorded in Plat Book 221 pages 19 and 20, being more particularly described as follows: Beginning at a point in the North line of Rider Trail (formerly Riverglen Drive), 44 feet wide, said point being the Southwest corner of said Lot 2450; thence North 24 degrees 30 minutes 37 seconds East 891.24 feet along the West line of said Lot 2450 to the Northwest corner thereof; thence South 58 degrees 32 minutes 30 seconds East, 503.91 feet along the Northeast line of said Lot 2450 to the Northeast corner thereof; thence South 24 degrees 31 minutes 28 seconds West 830.37 feet along the East line of said Lot 2450 to a point in said North line of Rider Trail (formerly Riverglen Drive); thence North 65 degrees 28 minutes 50 seconds West 500.00 feet along said North line of Rider Trail (formerly Riverglen Drive) to the point of beginning.

                                    EXHIBIT C

            Tenant plans to utilize the Demised Premises for the manufacturing, assembling and maintenance of durable hospital equipment. Tenant's operation shall include the cutting, stamping, polishing, bending, welding and assembly of steel. Any chrome and paint work relative to the steel equipment shall not be done on the Demised Premises. Tenant's operation shall also include the utilization of materials incidental to the processes described above.

                                    EXHIBIT D

1. Building lines and easements established by the recorded plat, and covenants and restrictions, including a provision for Subdivision Assessments, contained in the instrument recorded in Book 6597 page 1631 and Book 6994 pages 59 and 86 and amended by instrument recorded in Book 7170 page 1579 and page 1582.

2. Flood Control of Indenture, according to instrument recorded in Book 6597 page 1685 and amended by instrument recorded in Book 7143 page 35.

3. Development Plan of Earth City, according to plat recorded in Plat Book 140 page 32 and as amended by Plats recorded in Plat Book 141 page 90, Plat Book 145 page 16 and Plat Book 221 page 63, together with Ordinance of St. Louis County, Missouri according to instrument recorded in Book 6543 page 1567.

4. Rights of the Railroad Company servicing the railroad siding located on insured premises in and to the ties, rails and other properties constituting said railroad siding or in and to the use thereof.

5. Easement Grant executed by and between Earle M. Jorgensen Company and Bennett Packing Company, together with agreements, covenants, restrictions, maintenance and repair agreements by instrument recorded in Book 7531 page 95.

                                    EXHIBIT E

1. Financing Statement executed by Bennett Packaging Company to MDPC Equipment Leasing Corporation recorded in Book 7684 page 1779.

2. Financing Statement executed by Consolidated Packaging Corporation to MNC Credit Corp recorded in Book 8750 page 1622. (affects leasehold)

3. Financing Statement executed by Consolidated Packaging Corporation to MNC Credit Corp. recorded in Book 9000 page 495.

4. Mechanics Lien No. 30762 filed October 9, 1990 by Granite Sheet Metal Works, Inc. in the amount or $14,129.91.

5. Mechanics Lien No. 30900 filed October 26, 1990 by Clayco Construction Company, Inc. in the amount of $75,803.00.

      Suit to enforce the above lien is pending in Cause No. 619132 of the St. Louis County Circuit Court, styled Clayco Construction Co., Inc. VS. Consolidated Packaging Corp., et al.

6. Mechanics Lien No. 31242 filed December 6, 1990 by The Henderson Group, Incorporated in the amount of $32,295.61.